v Vorys, Sater, Seymour and Pease LLP Legal Counsel	Exhibit 5.1 52 East Gay Street P.O. Box 1008 Columbus, Ohio 43216-1008 614.464.6400 | www.vorys.com Founded 1909

May 26, 2016
Board of Directors
Peoples Bancorp Inc.
138 Putnam Street
P.O. Box 738
Marietta, OH 45750-0738

Re:	Registration Statement on Form S-3 of Peoples Bancorp Inc.
Members of the Board of Directors:
We have acted as counsel to Peoples Bancorp Inc., an Ohio corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “SEC”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 500,000 common shares, without par value, of the Company (the “Common Shares”), for the purpose of offering such Common Shares from time to time pursuant to the Peoples Bancorp Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”).
In connection with rendering this opinion, we have examined, to the extent deemed necessary, originals or copies, the authenticity of which has been established to our satisfaction, of: (i) the Amended Articles of Incorporation of the Company, as currently in effect (the “Articles”); (ii) the Code of Regulations of the Company, as currently in effect (the “Regulations”); (iii) the Registration Statement; (iv) the Plan; and (v) certain resolutions (the “Resolutions”) adopted by the Board of Directors of the Company (the “Board”) on April 28, 2016. We have also examined and relied without investigation as to matters of fact upon such certificates, statements and results of inquiries of public officials and officers and representatives of the Company and originals, or copies of originals certified or otherwise identified to our satisfaction, of such other documents and certificates as we have considered relevant and necessary to enable us to render this opinion. In addition, we have examined such authorities of law as we have deemed necessary or appropriate for purposes of this opinion. We have assumed the genuineness of all signatures on all documents and certificates examined by us, the legal competence and capacity of natural persons, the authority of all persons entering and maintaining records or executing documents or certificates (other than persons executing documents and certificates on behalf of the Company), the authenticity and completeness of documents and certificates submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies for examination.
We have relied solely upon the examinations and inquiries recited herein, and, except for the examinations and inquiries recited herein, we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.
As used herein, the phrase “validly issued and outstanding” means that the particular action has been authorized by all necessary corporate action of the Company and that the Company has the corporate authority to take such action under Chapter 1701 of the Ohio Revised Code and the Articles and the Regulations of the Company.
Based upon and subject to the foregoing and subject to the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that the Common Shares have been duly authorized for issuance by all necessary corporate action and, when issued and delivered by the Company upon payment therefor, in the manner provided and for the consideration prescribed under the terms of the Plan, such Common Shares will be validly issued and outstanding, fully paid and non-assessable, assuming compliance with applicable Federal and state securities laws.

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v

Legal Counsel

Board of Directors
Peoples Bancorp Inc.
May 26, 2016

Members of our firm are admitted to the Bar of the State of Ohio and we express no opinion as to the laws of any jurisdiction other than the laws of the State of Ohio, including the applicable provisions of the Ohio Constitution and the reported judicial decisions interpreting those laws, and of the United States of America. This opinion is based upon the laws and legal interpretations in effect, and the facts and circumstances existing, on the date hereof, and we assume no obligation to revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts or circumstances.
This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of SEC Regulation S-K. We hereby consent to your filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the SEC promulgated thereunder.
Very truly yours,
/s/ Vorys, Sater, Seymour and Pease LLP
Vorys, Sater, Seymour and Pease LLP